SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)

                           Consolidated Graphics, Inc.
________________________________________________________________________________
                                (Name of Issuer)

                                  Common Stock
________________________________________________________________________________
                         (Title of Class of Securities)

                                   209341 10 6
________________________________________________________________________________
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------- ------------------------------ ---------------
CUSIP NO.  209341 10 6                               PAGE   2   OF   5  PAGES
         ------------------                               -----    ----
--------------------------------- ------------------------------ ---------------

------------- ==================================================================

     1        NAME OF REPORTING PERSON

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Joe Robert Davis, S.S.No. ###-##-####

------------- ==================================================================

     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                      Not applicable                                  (a)[ ]
                                                                      (b)[ ]


------------- ==================================================================


     3        SEC USE ONLY

------------- ==================================================================



     4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.

------------- ==================================================================


                                    5         SOLE VOTING POWER
                                                     1,539,000

                            ----------- ========================================

                                    6         SHARED VOTING POWER
        NUMBER OF                                    None
         SHARES
         BENEFICIALLY
          OWNED
            BY              ----------- ========================================
           EACH
        REPORTING
          PERSON
           WITH                     7          SOLE DISPOSITIVE POWER
                                                     1,539,000

                            ----------- ========================================


                                    8          SHARED DISPOSITIVE POWER

                                                     None

---------------------------=====================================================

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,539,000
-----------=====================================================================

    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                      Not applicable
-----------=====================================================================

    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      Approximately 12.1%

-----------=====================================================================

    12     TYPE OF REPORTING PERSON*

                     IN

-----------=====================================================================
                       *SEE INSTRUCTION BEFORE FILLING OUT

ITEM 1.

   Item 1(a)       NAME OF ISSUER:               Consolidated Graphics, Inc.

   Item 1(b)       ADDRESS OF ISSUER'S            5858 Westheimer, Suite 200
                   PRINCIPAL EXECUTIVE OFFICES:   Houston, Texas 77057

ITEM 2.
   Item 2(a)       NAME OF PERSON FILING:        Joe R. Davis

   Item 2(b)       ADDRESS OF PRINCIPAL          5858 Westheimer, Suite 200
                   BUSINESS OFFICE:              Houston, Texas 77057

   Item 2(c)       CITIZENSHIP:                  U.S.


   Item 2(d)       TITLE OF CLASS OF Securities: Common Stock

   Item 2(e)       CUSIP NUMBER:                 209341 10 6


   ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


                   (a) [ ] Broker or dealer registered under section 15 of the Act

                   (b) [ ]  Bank as defined in section 3(a)(6) of the Act

                   (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

                   (d) [ ] Investment Company registered under section 8 of the Investment Company Act

                   (e) [ ] Investment Advisor registered under section 203 of the Investment Advisors Act of 1940

                   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Provisions Act of 1974 or Endowment Fund; see
                            Section 240.13d-1(b)(1)(ii)(F)

                   (g) [ ]  Parent Holding COmpany, n accordance with
                            Section 240.13d-1(b)(ii)(G)(Note: See Item 7)

                   (h) [ ]  Group, in accordance with Section
                            240.13d-1(b)(1)(ii)(H)

   ITEM 4.         OWNERSHIP

                   (a)      Amount Beneficially Owned:  1,539,000

                   (b)      Percent of Class:  Approximately 12.1%

                   (c)      Number of shares as to which such person has:

                            (i)   Sole power to direct the vote:   1,539,000

                            (ii)  Shared power to vote or to direct the vote:
                                     None

                            (iii) Sole power to dispose or to direct the
                                  disposition of:                  1,539,000

                            (iv)  Shared power to dispose or to direct the
                                  disposition:                        None

   ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                    Not Applicable

   ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON
                    Not Applicable

   ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDARY WHICH AQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY
                    Not Applicable

   ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP
                    Not Applicable

   ITEM 9.          NOTICE OF DISSOLUTION OF GROUP
                    Not Applicable

   ITEM 10.         CERTIFICATION
                    Not Applicable

                                   SIGNATURE

        After resonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 1998
                                                /s/ JOE R. DAVIS
                                                    Joe R. Davis